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                     Rosenberg Rich Baker Berman & Company
                         A Professional Association of
                          Certified Public Accountants
                   195 Maplewood Avenue, Maplewood, NJ 07040

                                        December 19, 1997

Securities and Exchange Commission
450 5th Street N.W.
Washington D.C. 20549

Gentlemen:

     We have been furnished with a copy of the response to Item 4 on Form 8-K for the change in accountants that occurred on December 16, 1997, which will be filed by our former client, Worldwide Entertainment & Sports Corp. We agree with the statements made in response to that Item insofar as they relate to our firm.


                                        Very truly yours,



                                        /s/Rosenberg Rich Baker Berman & Company

                                        _______________________________________
                                        Rosenberg Rich Baker Berman & Company